Exhibit 99.1

eGain Provides Selected Preliminary Financial Results for the Fiscal 2011 Fourth Quarter and Year Ended June 30, 2011

Mountain View, Calif. (July 18, 2011) – eGain Communications (OTC: EGAN.OB), a leading provider of cloud and on-site customer interaction software, today announced preliminary financial results for its fiscal 2011 fourth quarter and year ended June 30, 2011.

Fiscal Fourth Quarter Selected Preliminary Financial Results

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The company currently expects to report total revenue between $12.0 million and $12.5 million for the fourth quarter ending June 30, 2011, an increase of 82% to 89% from the comparable year-ago quarter.

•	The company currently expects to report new hosting and license bookings¹ of approximately $6.7 million, an increase of 139% from the comparable year-ago quarter.

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The company currently expects to report earnings from operations between $1.5 million and $2.0 million for the fourth quarter, compared to a loss from operations of $1.2 million in the comparable year-ago quarter.

Fiscal Year 2011 Selected Preliminary Financial Results

•	The company currently expects to report total revenue between $43.5 million and $44.0 million for the fiscal year ending June 30, 2011, an increase of 45% to 47% from the prior year.

•	The company currently expects to report new hosting and license bookings¹ of approximately $23.9 million for the fiscal year ending June 30, 2011, an increase of 82% from the prior year.

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The company currently expects to report earnings from operations between $8.8 million and $9.3 million for the fiscal year ending June 30, 2011, compared to earnings from operations of $1.2 million in the prior year.

“Our strong preliminary revenue for the fiscal fourth quarter was driven by several sizable license transactions signed during the quarter, including our recently announced agreement with Canon U.S.A to deploy our eGain® 10 software suite for multichannel customer service,” said Ashu Roy, eGain CEO. “These recent customer wins and our bookings growth for the fiscal year demonstrate the strong business momentum we are generating as we enter fiscal 2012.”

These results are based on preliminary information and are subject to change. The company plans to announce final fiscal 2011 fourth quarter and year-end results on or about August 23, 2011.

¹	We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (EGAN.OB) is the leading provider of cloud and on-site customer interaction hub software. For over a decade, eGain solutions have helped improve customer experience, grow sales, and optimize service process—across the web, social, and phone channels. Hundreds of global enterprises rely on eGain to transform their fragmented sales engagement and customer service operations into unified Customer Interaction Hubs (CIHs).

Headquartered in Mountain View, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC). Also, follow us on Twitter (http://twitter.com/egain) and Facebook (http://facebook.com/egain).

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance and guidance and expectations regarding our future business prospects, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our partnerships; our future markets; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 23, 2010, and eGain’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Eric Smit 650-230-7500 iregain@eGain.com	Investor Contact: Charles Messman or Todd Kehrli, MKR Group, Inc 323-468-2300 egan@mkr-group.com